UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: September 1, 2005

Date of earliest event reported: September 1, 2005

NORTHWEST AIRLINES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23642	41-1905580
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2700 Lone Oak Parkway
Eagan Minnesota		55121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:
(612) 726-2111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2{b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                                                                 Other Events

The Company is providing mid-quarter financial guidance and updates on the Company’s labor negotiations, pension matters and the Series C litigation.

Fuel Outlook

Fuel prices have increased sharply since the beginning of the year when the spot price for jet fuel was $1.30 per gallon excluding taxes, or $42 per barrel (“bbl”) crude oil plus a $13/bbl jet fuel differential (“crack spread”).  Based on the forward curve for crude oil prices as of August 31, the Company anticipates that its third quarter fuel price will be approximately $1.90 to $1.95 per gallon excluding taxes, or $67/bbl crude oil plus a crack spread of $14/bbl, and that its consolidated fuel costs for the third quarter will total in excess of $900 million.  For the fourth quarter, the Company anticipates that its fuel price will be $2.15 to $2.25 per gallon excluding taxes, or $70/bbl crude oil plus a crack spread of $23/bbl, and that its consolidated fuel costs for the fourth quarter will also exceed $900 million, despite the Company’s previously announced 3 to 4 percent system capacity reduction versus last year.  As the Company has previously disclosed, every $1/bbl change in crude oil prices impacts annual fuel expense by approximately $50 million.

The Company expects that its total fuel expense in 2005 will be approximately $3.3 billion, versus the $2.2 billion spent in 2004 and more than double the $1.6 billion spent on fuel in 2003.

In addition, there is a possibility that Hurricane Katrina will lead to shortages because of the damage to drilling platforms, refineries and pipelines, many of which are currently shut down as a result of the storm and its aftermath.  The Company cannot predict how likely it is that such shortages will develop or how severe they may be.

AMFA Update / Labor Update

On August 19, the Aircraft Mechanics Fraternal Association (“AMFA”), which represents mechanics, cleaners and custodians at Northwest, declined to send the terms of the Company’s final contract offer to its membership for ratification and called a strike against the Company.  As a result, the Company was forced to implement its previously developed contingency plans, which included the deployment of approximately 1,200 contract technicians and 300-350 management A&P technicians.  Since August 19, the Company has not had any subsequent negotiations with AMFA, and no discussions are currently planned.

The Company’s operational performance, while impacted by pre-strike slowdown actions by its AMFA-represented employees, improved during the subsequent twelve-day period.  The number of aircraft out of service was reduced from a peak of 57 aircraft on August 19, the day before the strike, to a low of 10 aircraft during the day on August 27.  On August 19, Northwest’s system completion factor (“completion factor”) was 91.6 percent and on-time arrival performance within 14 minutes (“on-time performance”) was 56.7 percent.  For the five-day period August 20 through August 24, the Company averaged a completion factor of 96.7 percent and an on-time performance of 60.5 percent.  For the seven-day period August 25 through August 31, the Company averaged a completion factor of 97.8 percent and an on-time performance of 72.2 percent.  The Company’s completion factor, adjusted to eliminate flights canceled as a result of Hurricane Katrina, from August 29 through August 31 was 99.4 percent.

The Company is currently in mediated labor negotiations under Section 6 of the Railway Labor Act with the International Association of Machinists and the Professional Flight Attendants Association, and has held preliminary discussions with the Air Line Pilots Association, seeking modifications to the collective bargaining agreements that would result in required labor savings. The Company established a $1.1 billion annual labor cost savings target last March.  However, due to its worsening financial condition, in part the result of dramatically higher fuel prices, it is likely that the Company will have to increase the $1.1 billion labor cost savings target.

Liquidity

The Company’s unrestricted cash and short-term investments balance on June 30 was $2.14 billion.  As of August 31, the Company’s unrestricted cash and short-term investments balance was approximately $1.7 billion.  A portion of the reduction in the Company’s unrestricted cash is attributable to a holdback related to a definitive term sheet that would amend and restate its Credit Card Processing Agreement.

Even as the Company has incurred substantial losses, it has maintained adequate liquidity through the sale of non-strategic assets or by obtaining new financing.  The Company does not have any material amount of unencumbered assets to secure any additional financings, and absent labor cost restructuring and pension funding relief, the Company is unlikely to have access to the capital markets, which could allow it obtain additional liquidity through new financings and the extension of existing debt maturities.

Third Quarter Projections

The Company has experienced improved revenue trends thus far in the third quarter, with continued increased demand and record load factors across all geographic regions.  For the third quarter 2005 versus third quarter 2004, mainline system passenger revenue per available seat mile (“RASM”) is expected to increase approximately 4 to 5 percent, with Domestic RASM up 2 to 3 percent and International RASM up 7 to 8 percent.  The Company believes that there has been no material impact to revenues as a result of the AMFA strike.

For the third quarter 2005 versus third quarter 2004, the Company expects mainline unit costs excluding fuel to increase 4 to 5 percent.  This estimate includes strike contingency expenses, savings that will be realized under the contract terms imposed by the Company with respect to its mechanic, cleaner and custodian workforce on August 20, and increased pension expenses.  A portion of the strike contingency expenses are timing related which will result in lower expenses for the Company in future quarters.

Based on current projections for revenues, costs and the forward curve for fuel prices as of August 31, the Company expects to incur a third quarter net loss ranging from $350 to $400 million, or approximately $4 million per day, excluding the impact of unusual items.  Depending on how severe and protracted the disruptions associated with Hurricane Katrina turns out to be, the Company’s results could be worse as both revenues and costs could be negatively affected.

Pension Update

Along with a freeze of its defined benefit pension plans, it is critical for the Company to obtain legislative reform of existing pension funding requirements that would provide sufficient time to make up the current funding shortfall in those plans, which approximates $3.8 billion.  Absent such relief, the Company’s pension funding requirements in calendar years 2006 and 2007 are expected to approximate $800 million and $1.7 billion, respectively.  On July 26, the U.S. Senate Finance Committee reported out of committee a comprehensive pension reform bill that included a provision that would allow airlines up to 14-years to amortize unfunded amounts in frozen defined benefit pension plans.  If enacted into legislation, the Company’s estimated 2006 and 2007 pension funding requirements would be significantly reduced.  The timing of any legislation, if enacted, is beyond the Company’s control.

As the Company has previously highlighted, absent pension reform that significantly reduces future funding requirements, the Company would need to consider filing for bankruptcy and would have to evaluate whether to terminate its defined benefit pension plans as United and US Airways have done in their reorganization proceedings.

Capacity Outlook

The following is the Company’s outlook with respect to projected capacity plans for 2005 and 2006.

Available Seat Miles (ASMs) – Year over Year (% change)

	3Q05E	4Q05E	2005E
System	1.7	(3) - (4)	1 - 2
Domestic	0.1	(7) - (8)	(1) - (2)
Pacific	(0.2)	2 - 3	4 - 5
Atlantic	12.3	1 - 2	9 - 10
Regional	18.5	19 - 20	25 - 26

Due to the Company’s continuing financial losses, particularly with high fuel prices and its uncompetitive labor cost structure, the Company is currently reviewing its capacity plans for the fourth quarter 2005 and for 2006 is likely to reduce System ASMs significantly beyond that reflected above.

Series C Update

In March 2005, a New York state court ruled on a motion for summary judgment that Northwest had violated the agreements with respect to the Series C Preferred Stock, which had been issued to employees in connection with concessionary labor agreements entered into in 1993.  Northwest believes that the judge’s decision was erroneous and expects that it will be reversed on appeal.  A trial to determine the amount of damages had been set for September 7, 2005.

On August 24, Northwest and the plaintiffs reached an agreement, among other things, to cancel the trial and to establish the amount of damages owed to employees represented by the plaintiffs should the trial court’s liability determination be upheld (nearly $277 million).  The agreement also established the procedural process for Northwest to appeal the trial court’s liability judgment and to seek a stay of enforcement of the judgment.  The plaintiffs also agreed not to take any action to enforce the judgment unless and until the New York State Appellate Division denies Northwest’s motion to stay enforcement of the judgment.  The Company does not expect the appellate court to decide on the Northwest motion for a stay before late October.

Bankruptcy Risks

As previously disclosed, the Company’s continuing financial losses and its rapidly declining liquidity, particularly in light of historically high fuel prices, the uncertainty with respect to the outcome of discussions with its labor unions seeking labor cost reductions, the lack of assurance regarding the timing and form of any legislative relief associated with the Company’s pension funding obligations, and the potential for an adverse outcome in the Series C preferred stock litigation, all represent risk factors that, individually or in combination, could impact whether the Company will be required to seek relief under Chapter 11 of the U.S. Bankruptcy Code.  As a result of the recent spike in jet fuel prices, the time period for the Company to resolve these problems has been reduced.  In addition, the Company will continue to need to restructure its debt and lease obligations to produce improved future liquidity.  The Company can provide no assurance as to the outcome of these efforts.

Statements in this Form 8-K including those in the exhibits, that are not purely historical facts, including statements regarding our beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements of the Company. Such risks and uncertainties include, among others, the future level of air travel demand, the Company’s future load factors and yields, the airline pricing environment, increased costs for security, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the U.S. and other regions of the world, the price and availability of jet fuel, the aftermath of the war in Iraq, the possibility of additional terrorist attacks or the fear of such attacks, concerns about Severe Acute Respiratory Syndrome (SARS) and other influenza or contagious illnesses, labor negotiations both at other carriers and the Company, low fare carrier expansion, capacity decisions of other carriers, actions of the U.S and foreign governments, foreign currency exchange rate fluctuation and inflation. Additional information with respect to the factors and events that could cause differences between forward-looking statements and future actual results is contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST AIRLINES CORPORATION

By:	/s/ Michael L. Miller
Michael L. Miller
Vice President, Law and Secretary

Dated:  September 1, 2005